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                      December 15, 2020

       Guy Bernstein
       Chief Executive Officer
       Formula Systems (1985) Ltd.
       5 Haplada Street
       Or Yehuda 6021805
       Isreal

                                                        Re: Formula Systems
(1985) Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed June 29, 2020
                                                            File No. 000-29442

       Dear Mr. Bernstein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology